MSB FINANCIAL CORP ANNOUNCES EARNINGS FOR THE FOURTH QUARTER AND FISCAL YEAR 2012

Millington, NJ (NASDAQ: MSBF) MSB Financial Corp. (the “Company”) reported net income for the fiscal year ended June 30, 2012 of $497,000 or $0.10 per diluted common share, compared to net income of $706,000 or $0.14 per diluted share for the year ended June 30, 2011.  The $209,000 decrease in net income for fiscal year 2012 as compared to fiscal year 2011 was primarily attributable to an increase in the provision for loan losses, and decreases in net interest income and non-interest income, which were partially offset by decreases in non-interest expense and income tax expense.

For the quarter ended June 30, 2012, the Company had a loss of $32,000 as compared to net income of $164,000 for the quarter ended June 30, 2011.  The $196,000 decrease was attributable to an increase of $297,000 in the provision for loan losses and a $151,000 decrease in net interest income and a $5,000 increase in non-interest expense, offset by a $26,000 increase in non-interest income and a $231,000 decrease in income tax expense.

Net interest income for fiscal year 2012 was down $436,000 or 4.0% to $10.5 million for the year ended June 30, 2012 as compared to $10.9 million for the year ended June 30, 2011. This decrease resulted from a decrease in total interest income of $1.3 million, or 8.8%, offset by a decrease in total interest expense of $890,000, or 21.1%. The decrease in total interest income was primarily attributable to a 37 basis point decrease in the average yield earned on interest-earning assets in addition to a decrease of $2.9 million or 0.9%, in the average balances of such assets.  The decrease of $890,000 or 21.1% in total interest expense for the year ended June 30, 2012 was primarily due to a $8.0 million decrease in average interest-bearing liabilities and a 26 basis point decrease in the average yield paid on these liabilities.  The interest rate spread for fiscal 2012 was 3.22%, compared to 3.33% for fiscal 2011.

Net interest income decreased $151,000 or 5.7%, for the three months ended June 30, 2012 compared to the three months ended June 30, 2011, due to decreases in both the average yield on and balances of interest-earning assets, partially offset by declines in both the average balance of and rate paid on interest-bearing liabilities.  Interest income on interest-earning assets for the three months ended June 30, 2012 decreased by $351,000, or 9.7%, and the average balance of interest-earning assets decreased by $491,000, or 0.2%, compared to the three month period ended June 30, 2011.  Interest expense decreased by $200,000, or 21.0%, due to a $6.2 million, or 2.1%, decrease in the average balance of interest-bearing liabilities for the three months ended June 30, 2012 compared to the three months ended June 30, 2011.  The interest rate spread for the three months ended June 30, 2012 was 3.13%, compared to 3.32% for the three months ended June 30, 2011.

For the year ended June 30, 2012, the Company made a $2.2 million provision for loan losses as compared to a $1.7 million provision for the year ended June 30, 2011.  The higher provision is reflective of the changes in the quantitative and qualitative factors used in evaluating the allowance for loan losses during the year.

The allowance for loan losses to total loans ratio at June 30, 2012 was at 1.2% compared to 0.8% at June 30, 2011, while the allowance for loan losses to non-performing loans ratio increased from 13.25% at June 30, 2011 to 18.29% at June 30, 2012. Non-performing loans to total loans and net charge-offs to average loans outstanding ratios were at 6.81% and 0.53%, respectively, at June 30, 2012 compared to 6.32% and 0.80% at June 30, 2011.  Management continues to monitor its loan portfolio in an attempt to mitigate future loan losses.

Non-interest income decreased by $111,000, or 14.4%, to $662,000 for the year ended June 30, 2012 compared to $773,000 for the year ended June 30, 2011, primarily due to a $128,000 decrease in fees and service charges and a $21,000 decrease in unrealized gains on trading securities, offset by a $33,000 increase in other income and a $5,000 increase in bank owned life insurance income.  Non-interest income increased by $26,000 or 16.4% for the three months ended June 30, 2012 compared to the three months ended June 30, 2011 primarily due to a $23,000 increase in other income and a $5,000 increase in fees and service charges, offset by a $2,000 increase in unrealized losses on trading securities.

Non-interest expense totaled $8.1 million for the year ended June 30, 2012 as compared to $8.8 million for the year ended June 30, 2011, a decrease of $637,000, or 7.3%.  The decrease in non-interest expense was primarily attributable to a $348,000 decrease in other expense and decreases of $225,000, $143,000, $66,000 and $50,000 in occupancy and equipment, FDIC assessment, salaries and employee benefits and advertising expenses, respectively, offset by an $82,000 increase in professional service expense, a $57,000 increase in service bureau fees and a $56,000 increase in directors’ compensation expense.  Non-interest expense increased by $5,000 or 0.2%, for the three months ended June 30, 2012 compared to the three months ended June 30, 2011 primarily due to an increase of $85,000 in professional services and increases of $27,000, $24,000, $21,000 and $1,000 in directors’ compensation, service bureau fees, FDIC assessment and other expenses, respectively, offset by a decrease of $111,000 in occupancy and equipment expense and decreases of $26,000 and $16,000 in advertising and salaries and employee benefits expenses, respectively.

Income tax expense was $283,000 for the year ended June 30, 2012 compared to $515,000 for the year-ended June 30, 2011, a decrease of $232,000 or 45.0%.  Income tax expense for the three months ended June 30, 2012 decreased by $231,000 or 146.2% compared to the three months ended June 30, 2011 due to the decrease in taxable income for the period.

Total assets were $347.3 million at June 30, 2012, compared to $349.5 million at June 30, 2011.  The Company experienced a $12.7 million or 5.0%, decrease in loans receivable, net, while securities held to maturity and cash and cash equivalent balances increased by $9.0 million and $2.8 million or 21.6% and 9.0%, respectively.  Deposits decreased $2.4 million or 0.8%, while advances from the Federal Home Loan Bank of New York remained unchanged.  The increase in securities held to maturity and cash and cash equivalents was primarily due to a decrease in loan balances as a result of low demand, and tempered by a decrease in deposit balances during this period.  Stockholders’ equity was $40.9 million at June 30, 2012 compared to $40.7 million at June 30, 2011, an increase of $198,000 or 0.5%.  The increase in paid in capital of $274,000 relates primarily to the compensation expense attributable to the Company’s stock-based compensation plan.  Treasury stock increased by $423,000 due to repurchases.  Other significant changes in equity were attributable to $497,000 in net income offset by the declaration of $310,000 in cash dividends, on our common stock.

Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The forgoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT:	MSB Financial Corp.
Michael Shriner, President/CEO
908-647-4000
mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:
	(Unaudited)
	At June 30,
	2012	2011	2010

Total assets	$347,347	$349,459	$358,743

Cash and cash equivalents	33,757	30,976	21,144

Loans receivable, net	240,520	253,251	265,814

Securities held to maturity	50,706	41,693	47,477

Deposits	283,798	286,175	296,401

Borrowed funds	20,000	20,000	20,000

Total stockholder's equity	40,878	40,680	39,968

Summary of Operations:
	(Unaudited)
	For the Year Ended June 30,
	2012	2011	2010

Total interest income	$13,801	$15,127	$16,850

Total interest expense	3,336	4,226	6,155

Net interest income	10,465	10,901	10,695

Provision for loan losses	2,217	1,686	1,600

Net interest income after provision
for loan losses	8,248	9,215	9,095

Noninterest income	662	773	645

Noninterest expense	8,130	8,767	8,449

Income before taxes	780	1,221	1,291

Income tax provision	283	515	485

Net income	$497	$706	$806

Net income per common share:

basic and diluted	$0.10	$0.14	$0.16

Weighted average number of shares	4,985,512	5,040,643	5,100,684
of common stock outstanding

	(Unaudited)
	At or For the
	Year Ended
Performance Ratios:	June 30,
	2012	2011

Return on average assets (ratio of net income
to average total assets)	0.14%	0.20%

Return on average equity (ratio of net income
to average equity)	1.21	1.74

Net interest rate spread	3.22	3.33

Net interest margin on average interest-earning
assets	3.32	3.42

Average interest-earning assets to average
interest-bearing liabilities	109.22	107.25

Operating expense ratio (noninterest expenses
to average total assets)	2.34	2.49

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	73.07	75.10

Asset Quality Ratios:

Non-performing loans to total loans	6.81	6.32

Non-performing assets to total assets	4.82	4.93

Net charge-offs to average loans outstanding	0.53	0.80

Allowance for loan losses to non-performing loans	18.29	13.25

Allowance for loan losses to total loans	1.24	0.84

Capital Ratios:

Equity to total assets at end of period	11.77	11.64

Average equity to average assets	11.79	11.50

Number of Offices	5	5